Exhibit 99.1

                                Contact: Media Relations  Investor Relations
                                         Ray O'Rourke     William Pike
                                         212-762-7557     212-761-0008
                                                          For Immediate Release

Morgan Stanley [Logo]

     Morgan Stanley Board of Directors Reaffirms Commitment to Management; Initiates Governance Changes

     NEW YORK, May 1, 2005 - Morgan Stanley (NYSE: MWD) announced today that its board of directors met yesterday and unanimously concluded that suggestions for management changes or a corporate re-organization beyond the proposed spin off of its Discover Card business would not be in the best interest of shareholders. The directors also approved a number of positive changes to strengthen the company's governance policies.

     "We have said consistently that management enjoys the confidence of the board and we reiterate that commitment today. We have thoroughly examined all of the issues surrounding leadership, structure and strategy and conclude that it is in the best interest of shareholders that we support management and not split up the company," the directors said in a statement.

     To further enhance the company's governance, the board approved the following changes:

          o The acceleration of the planned "de-staggering" of the board of directors. Earlier this year, the board approved a measure to de-stagger its three classes of directors. Now, commencing with the company's 2006 annual meeting, the entire board will stand for election by shareholders each year.

          o The creation of a "lead director" position which the board expects to fill shortly.

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          o    The naming of two additional outside directors to the board, which will bring the total number of directors to 15. The Nominating and Governance Committee has initiated a search and the board will move quickly to fill the positions.

          o The elimination of a provision in Morgan Stanley's corporate bylaws that requires a supermajority vote of the board of directors to remove the chief executive officer. Henceforth, a simple majority of the board could effect such a change.

          o The reaffirmation of Board policy that directors should not stand for election following their seventy-second birthday.

          o The broadening of the Compensation Committee's charter to include oversight of plans for management development and succession.

          o The initiation at the June board meeting of the practice of rotating board committee chairs.

     "We have listened carefully to our institutional shareholders, to our clients, and to the leadership ranks within the firm, and we have put in place a program that positions Morgan Stanley at the forefront of good governance practices. We are now moving forward, helping Morgan Stanley's leadership team build the best integrated securities firm in the world," the board said.

     Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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